Exhibit 99.1

PRESS RELEASE

CONTACT:	Brenda Roncarati
Monterey County Bank, V.P. Marketing Director
	(831) 642-6070, Ext. 106	Charles T. Chrietzberg, Jr.
	brenda@montereycountybank.com	MCB CEO/Chairman

NORTHERN CALIFORNIA BANCORP

#1 COMMUNITY BANK IN THE NATION SECOND YEAR IN A ROW

MONTEREY, Calif. – June 20, 2008 – US Banker Magazine, in its June 2008 edition, ranked Northern California Bancorp as 1st in the nation for its 3 year average return on equity (ROE) – for the second year in a row.  Northern California Bancorp, Inc. is a bank holding company with $271 million in assets.  Monterey County Bank, its principal subsidiary is a state chartered bank headquartered in Monterey, CA.

The data for the USB study was collected and analyzed by an outside firm, SNL Financial.  Thousands of financial institutions were included in the national study.  Regarding this recognition as the #1 Community Bank in the nation based on (ROE), Charles T. Chrietzberg, Jr., Monterey County Bank President/CEO, stated “It is an extreme honor to have our bank receive this national recognition for two years in a row.  As a locally owned community bank our success is largely dependent upon how well we serve the needs of our community and the support we receive from the community”.

Camden R. Fine, President/CEO of the Independent Community Bankers of America in Washington D.C., said “Northern California Bancorp, and its affiliate, Monterey County Bank once again have set the standard for the nation’s smaller publicly traded banks. The management and staff of Monterey County Bank have shown that their skill, dedication, and commitment to their customers can overcome even the toughest financial and economic challenges. It is Monterey County Bank’s continuing commitment to excellence that sets the bank apart and makes it an example for all other financial institutions to follow.”

Monterey County Bank, The Business Bank, was chartered by the California State Banking Department in August 1976, and first opened its doors for business in May 1977, and is the oldest locally owned, locally managed bank in Monterey County. Monterey County Bank has four branches located primarily on the Monterey Peninsula and serves all of Monterey County with Small Business Administration (SBA), merchant card services, mortgage and construction lending programs, specializing in small business banking. Monterey County Bank can approve SBA loans in-house, resulting in a much faster turnaround for small businesses obtaining SBA financing. Because Monterey County Bank is locally owned and managed, all decisions, including loan approvals are made in the local office.  For more information call 649-4600.

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